Exhibit 99.1

McClatchy Announces Update in Chapter 11 Case

Receives term sheet from its senior secured lenders for the acquisition of the Company as part of its reorganization

NEW YORK, April 16, 2020 /PRNewswire/ -- McClatchy (OTC-MNIQQ) today announced it received a proposal from holders of most of its senior secured debt for the acquisition of the Company, consistent with its continued restructuring process.

Earlier this month, the second-largest local newspaper company in the United States began soliciting proposals to acquire the Company through its voluntary Chapter 11 restructuring.  Yesterday, two of McClatchy's senior secured lenders submitted a non-binding term sheet to acquire the Company in a credit-bid of the Company's first-lien debt of $263 million, plus new money consideration of $30 million, the assumption or refinancing of the Company's ABL revolver and the assumption of substantially all amounts owed to the Company's go-forward trade vendors.

Importantly, under terms of the proposed credit bid, McClatchy would remain one company, which will emerge from Chapter 11 having resolved its legacy debt and pension obligations, just as it set out to at the start of this process. In addition, the Company expects that this process will provide certainty to qualified pension plan participants and to the wider group of employees and stakeholders who benefit from a restructured McClatchy. The Company's board of directors will evaluate the term sheet received from Chatham Asset Management and Brigade Capital Management, against other proposals it may receive in the process.

"We appreciate the support of our principal existing lenders, who have come to the table with an offer that is generally consistent with our goals of addressing our legacy balance sheet issues and emerging from Chapter 11 as a viable going concern, while continuing to provide strong independent, local journalism in the public interest," said Craig Forman, President and Chief Executive Officer. "Our mission of producing essential local news and information for the communities we serve has never been more vital. The interest in our business and mission reflects this, with more than 20 parties already under NDA and engaged in our process."

As previously disclosed, McClatchy and its 30 local newsrooms continue to operate as usual, and the company is fulfilling its commitments to its stakeholders. The Company's undrawn debtor-in-possession financing and normal operating cash flows continue to be sufficient to fund its ordinary-course operations, as well as the restructuring process, even amid the extraordinary circumstances posed by the unfolding COVID-19 pandemic and associated global economic challenges.

Earlier this month as the growing scale of the pandemic became clear, McClatchy requested bankruptcy court approval of enhanced liquidity measures designed to moderate the costs of the case, reduce expenses and enhance the success of the emergence process.  The Company will provide updates when definitive documentation is entered into, but does not anticipate interim updates.

Resources & Additional Information

Additional information about the Chapter 11 process can be found by visiting McClatchy's dedicated site at https://McClatchyTransformation.com. In addition, legal filings and other information related to the Chapter 11 case are available at www.kccllc.net/McClatchy, or by calling +1 (866) 810-6898.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the Fort Worth Star-Telegram. McClatchy is headquartered in Sacramento, Calif. #ReadLocal

Forward-Looking Statements

Statements in this press release regarding the sufficiency of the company's existing resources to fund its ordinary-course operations and commitments to stakeholders, as well as the restructuring and sale process, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the effects of the Bankruptcy Court rulings in the Chapter 11 proceedings and the outcome of the proceedings in general; the length of time the Company will operate in the Chapter 11 proceedings; our restructuring efforts rely on coming to terms with multiple parties who may have conflicting interests; the potential adverse effects of Chapter 11 proceedings on the Company's liquidity or results of operations or its ability to pursue its business strategies; increased levels of employee attrition during the Chapter 11 proceedings; we may experience further diminished revenues from advertising as a result of the COVID 19 pandemic than anticipated as this crisis evolves; we may also experience increased costs and other disruptions as a result of COVID 19; we may not achieve our expense reduction targets including efforts related to legacy expense initiatives or may do harm to our operations in attempting to achieve such targets; our operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; increased consolidation among major retailers in our markets or other events depressing the level of advertising; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 30, 2018. These forward-looking statements speak as of the time made and, except as required by law, we disclaim any intention and assume no obligation to update the forward-looking information contained in this release.

Media
FTI Consulting Rachel Chesley / Lou Colasuonno / Ryan Toohey 1-212-850-5681 mcclatchy@fticonsulting.com
Jeanne Segal 1-202-271-8880 jsegal@mcclatchy.com

Investors
Stephanie Zarate Investor Relations Manager (916) 321-1931 szarate@mcclatchy.com